EXHIBIT 5.1

Legal Opinion and Consent of Counsel

THE O'NEAL LAW FIRM, P.C.
6626 E. Raftriver Road
Mesa, Arizona 85215
480-812-5041
480-816-9241 (fax)

OPINION OF COUNSEL AND CONSENT OF COUNSEL

TO: Board of Directors
Firemans Contractors, Inc.

RE: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Firemans Contractors, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, up to:

1.
9,025,000 shares of common stock, par value $0.001 per share to be offered by selling stockholders that were issued to initial investors in connection with the financings that closed in June 2010 (the “Financing”); and

2.	20,000,000 shares of common stock, par value $0.001 per share to be issued pursuant to the Company’s primary offering (the “Offering”).

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

A.  The 9,025,000 shares of common stock described in paragraph 1 above were duly authorized and validly issued by the Company, and are fully paid and non-assessable.

B.  The 20,000,000 shares of common stock issuable upon the Offering described in paragraph 2 above, if and when paid for and issued, will be duly authorized and validly issued by the Company, and will be fully paid and non-assessable.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. The opinions expressed herein are limited to questions arising under the laws of the State of Nevada (including the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting such laws) and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Representation” in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ THE O'NEAL LAW FIRM, P.C. Mesa, Arizona DATED: November 12, 2010